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                                                                   EXHIBIT 99.7



                          AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER dated as of February 24, 1998 (the "Agreement"), by and among Siebe plc, a United Kingdom public limited company (the "Parent"), WDR Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (the "Purchaser"), WDR Sub Corp., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (the "Merger Sub"), and Wonderware Corporation, a Delaware corporation (the "Company").

        WHEREAS, the Boards of Directors of the Parent, the Purchaser, the Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for the Purchaser to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, in furtherance thereof, it is proposed that the Purchaser and the Merger Sub shall make a cash tender offer to acquire all of the issued and outstanding shares of common stock, par value $.001 per share, of the Company (the "Company Common Stock"), together with the associated Rights (as hereinafter defined) for $24.00 per share of Company Common Stock (all issued and outstanding shares of Company Common Stock, together, except where the context otherwise requires, with the associated Rights, being hereinafter collectively referred to as the "Shares"), net to the seller in cash, in accordance with the terms and subject to the conditions provided for herein and in the offering documents relating to the Offer (as defined below); and

        WHEREAS, the Board of Directors of the Company has unanimously (i) determined that each of the Offer and the Merger (as defined below) is fair to and in the best interests of the Company and its stockholders and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby and to recommend acceptance of the Offer and approval and adoption by the stockholders of the Company of this Agreement and the Merger on the terms and conditions set forth herein of the Merger Sub with and into the Company following the Offer.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, the Purchaser, the Merger Sub and the Company hereby agree as follows:


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                                    ARTICLE 1

                                    THE OFFER

        1.1 The Offer. (a) Provided that none of the conditions set forth in Annex I to this Agreement shall have occurred, the Purchaser (or one or more other direct or indirect wholly-owned subsidiaries of Parent) shall, not later than one business day after execution of this Agreement, publicly announce the transactions contemplated hereby, and not later than five business days after execution of this Agreement, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), an offer to purchase all Shares at a price of $24.00 per Share, net to the seller in cash (the "Offer," which term shall include any amendments to such Offer not prohibited by this Agreement) and, subject to a minimum of not less than a majority of the outstanding Shares (on a fully-diluted basis) being validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition") and the further conditions set forth in Annex I of this Agreement, shall consummate the Offer. The Offer shall be made by means of an offer to purchase containing the Minimum Condition and the further conditions set forth in Annex I. The Purchaser hereby covenants and agrees that it shall hold the Offer open for no less than 25 business days. Simultaneously with the commencement of the Offer, the Purchaser shall file with the Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (the "Schedule 14D-1"). Notwithstanding the foregoing, in the event any of the conditions set forth in Annex I to this Agreement shall have occurred, the Purchaser may terminate the Offer. In the event the Purchaser terminates the Offer, it may, subject to the prior written approval of the Board of Directors of the Company, seek the approval of the Company's stockholders for the Merger pursuant to the applicable provisions of the General Corporation Law of the State of Delaware, as amended ("Delaware Law"), as provided in Section 6.11. In such event, the Company shall take all necessary action to call a special meeting of its stockholders to seek such approval, and to prepare and file with the Commission a proxy statement relating to such special meeting, all in accordance with Sections 6.1 and 6.2 hereof.

        (b) The Purchaser expressly reserves the right to modify the terms and conditions of the Offer from time to time, except that, without the prior written approval of the Company, the Purchaser shall not amend the Offer (i) to reduce the cash price per Share to be paid pursuant thereto, (ii) to reduce the number of Shares to be purchased thereunder, (iii) to change the form of consideration to be paid in the Offer, (iv) to increase the minimum number of Shares which must be tendered as a condition to the Offer, (v) to waive the Minimum Condition if such waiver would result in less than a majority of the outstanding Shares being accepted for payment or paid for pursuant to the Offer,
(vi) to impose additional conditions to the Offer, (vii) to extend the period of the Offer beyond 60 days, except that the Offer may be extended beyond 60 days (subject to the Company's right of termination in Section 8.1 herein), without the prior written approval of the Company, if all required waiting periods under applicable law have not expired or (viii) otherwise to amend the terms of the Offer (including the conditions set forth in Annex I) in a manner that is materially adverse to stockholders of the Company.


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        1.2 Company Action.

               (a) The Company hereby consents to the Offer and represents that its Board of Directors has unanimously (i) approved the Offer and the Merger (as defined in Section 2.1), has determined that this Agreement and the Offer are fair to and in the best interest of the Company and its stockholders and has resolved to recommend acceptance of the Offer to the Company's stockholders, and that the stockholders tender their Shares in the Offer and, if applicable, vote to approve and adopt this Agreement and the Merger, (ii) (x) taken all action necessary to render
        Section 203 of the Delaware General Corporation Law, and (y) within 5 days of the date hereof, shall have taken all action necessary to render the Company's Rights Agreement, dated as of February 15, 1996, between the Company and The First National Bank of Boston, as rights agent, (the "Rights Agreement"), inapplicable to the Offer, the Merger and this Agreement or any of the transactions contemplated hereby or thereby. The Company hereby consents to the inclusion in the Offer Documents (as hereinafter defined) of the recommendation of the Board of Directors described in the first sentence of this Section 1.2, except as such consent may be withdrawn by the Board of Directors of the Company in the exercise of its fiduciary duties as set forth in Section 6.6(b) hereof. The Company represents that it has received the opinion of Hambrecht & Quist LLC ("H&Q") to the effect that the consideration offered pursuant to the Offer and Merger is fair to stockholders of the Company from a financial point of view; it being understood and acknowledged that such opinion has been rendered to the Board of Directors of the Company and may not be relied upon by Parent, Purchaser or Merger Sub or their affiliates or their respective stockholders.

               (b) Simultaneously with, or as promptly as possible after, the commencement of the Offer, the Company shall file with the Commission and mail to the holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which shall reflect the recommendation of the Board of Directors; provided that prior to the filing of such Schedule 14D-9, the Company shall have provided the Purchaser's counsel with a reasonable opportunity to review and make comments with respect to such Schedule 14D-9. Such recommendation shall not be withdrawn or adversely modified except by resolution of the Board of Directors adopted in the exercise of applicable fiduciary duties upon the advice of counsel.

               (c) The Company shall promptly furnish the Purchaser with mailing labels containing the names and addresses of the record holders and, if available, of non-objecting beneficial owners of Shares and lists of securities positions of Shares held in stock depositories, each as of the most recent practicable date, and shall from time to time furnish the Purchaser with such additional information, including updated or additional lists of stockholders, mailing labels and lists of securities positions, and other assistance as the Purchaser may reasonably request in order to be able to communicate the Offer to the stockholders of the Company. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer and any other documents necessary to consummate the Merger, Parent, the Purchaser and the Merger Sub and each


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        of their affiliates shall treat all information contained in such labels, lists and additional information as "Evaluation Material" in accordance with the letter agreement dated February 17, 1998 between Parent and the Company (the "Confidentiality Agreement").

        1.3 Directors. Promptly upon the payment by the Purchaser or any of Parent's direct or indirect subsidiaries pursuant to the Offer for such number of Shares which represent at least a majority of the outstanding Shares and from time to time thereafter, the Company shall increase the size of its Board of Directors to nine members, and the Purchaser shall be entitled to designate members of the Company's Board of Directors such that the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, will have a number of representatives on the Board of Directors, rounded up to the next whole number, equal to the product obtained by multiplying nine by the percentage of Shares beneficially owned by Parent and any of its subsidiaries. The Company shall, upon request by the Purchaser, promptly increase the size of the Board of Directors to the extent permitted by its Certificate of Incorporation and/or use its best efforts to secure the resignations of such number of directors as is necessary to enable the Purchaser's designees to be elected to the Board of Directors and shall use its best efforts to cause the Purchaser's designees to be so elected. At the request of the Purchaser, the Company shall take, at its expense, all action necessary to effect any such election, including the mailing to its stockholders of the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, in form and substance reasonably satisfactory to the Purchaser and its counsel.

        Notwithstanding the foregoing, (i) the affirmative vote of a majority of the directors of the Company who are directors on the date hereof and who remain directors shall be required to amend, modify or waive any provision of this Agreement, or to approve any other action by the Company with respect to the Offer or the other transactions contemplated hereby, which adversely affects the interests of the stockholders of the Company with respect to such transactions and (ii) none of the Purchaser, the Merger Sub or Parent shall, directly or indirectly, cause the Company to breach its obligations hereunder.


                                    ARTICLE 2

                                   THE MERGER

        2.1 The Merger. At the Effective Time (as defined in Section 2.3), in accordance with this Agreement and Delaware Law, the Merger Sub (or another direct or indirect Delaware subsidiary of Parent) shall be merged with and into the Company (the "Merger"), the separate existence of the Merger Sub (except as may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. The Company, in its capacity as the corporation surviving the Merger, sometimes is referred to herein as the "Surviving Corporation." Notwithstanding the foregoing, the Purchaser may revise the structure of the Merger (including merging the Company into the Merger Sub or merging the Company with or into another direct or indirect wholly-owned subsidiary of Parent) provided that any such restructuring does not


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adversely affect the stockholders of the Company or does not cause the Company to breach its representations and warranties hereunder.

        2.2 Effect of the Merger. The Surviving Corporation shall possess all the rights, privileges, immunities and franchises, both public and private, of the Merger Sub and the Company (collectively, the "Constituent Corporations"); shall be vested with all property, whether real, personal, or mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest belonging to or due to each of the Constituent Corporations; and shall be responsible and liable for all the obligations and liabilities of each of the Constituent Corporations, all with the effect set forth in the Delaware Law.

        2.3 Consummation of the Merger. As soon as is practicable after the satisfaction or waiver, if possible, of the conditions set forth in Article 7, and in no event later than five business days after such satisfaction or waiver, the parties hereto will cause an Agreement or Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of applicable law using the procedures permitted in Section 253 (if possible) or Section 251 of the Delaware Law. The Merger shall be effective at the time of the filing of the Agreement or Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

        2.4 Certificate of Incorporation and By-Laws; Directors and Officers. The Certificate of Incorporation and By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation immediately after the Effective Time and shall thereafter continue to be its Certificate of Incorporation and By-Laws until amended as provided therein and under the Delaware Law. The directors of the Merger Sub holding office immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time.

        2.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub, the Company or the holder of any of the following securities:

               (a) Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be canceled pursuant to Section 2.5(b) hereof, shall automatically be canceled and extinguished and, other than Shares with respect to which appraisal rights are properly exercised ("Dissenting Shares"), be converted into and become a right to receive in cash the highest price per share paid pursuant to the Offer (the "Merger Consideration").

               (b) Each Share issued and outstanding immediately prior to the Effective Time and held in the treasury of the Company or owned by Parent, the Purchaser or any subsidiary thereof shall automatically be canceled and retired and no payment shall be made with respect thereto.


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               (c) Each share of the Merger Sub's Common Stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $.001 per share, of the Surviving Corporation.

               (d) The holders of Dissenting Shares, if any, shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of Section 262 of the Delaware Law; provided, however, that if, in accordance with such Section of the Delaware Law, any holder of Dissenting Shares shall (i) subsequently withdraw his demand for payment for such shares, or (ii) fail to maintain a petition for appraisal as provided in such Section; or if neither any holder of Dissenting Shares nor the Surviving Corporation has filed suit as provided in Section 262 of the Delaware Law, such holder or holders (as the case may be) shall forfeit such right to payment of such Shares, and such Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration.

        2.6 Company Stock Options; Stock Purchase Plan. Each holder of then outstanding options to purchase Shares ("Options") granted under any employee or non-employee compensation plan or arrangement of the Company (the "Stock Plans") shall be entitled, at the Effective Time, to exercise his or her Options, or to surrender them for payment in accordance with the provisions of Section 6.3(a) hereof. Any Options not so exercised or surrendered shall be terminated and canceled at the Effective Time. The Company shall have the right to cause all funds held in the Company's Employee Stock Purchase Plan to be used to purchase shares of Company Common Stock so that such shares will be converted into the right to receive cash in the Merger; provided that the Employee Stock Purchase Plan is thereupon terminated.

        2.7    Surrender of Shares; Stock Transfer Books.

               (a) Prior to the Effective Time, the Purchaser shall designate a bank or trust company reasonably satisfactory to the Company to act as agent for the holders of Shares (the "Exchange Agent") to receive the Merger Consideration, and at or immediately following the Effective Time, Parent shall take all steps necessary to cause the Purchaser to have sufficient funds to be able to provide the Exchange Agent with the funds necessary to make the payments contemplated by this Article II.

               (b) Promptly after the Effective Time, the Exchange Agent shall mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
        Section 2.5(a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates previously representing Shares to be exchanged pursuant to the Merger (the "Certificates") shall pass, only upon proper delivery of such Certificates to the Exchange Agent) and instructions for use thereof in effecting the surrender of the Certificates. Upon surrender to the Exchange Agent of the Certificates, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions


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        thereto, and such other documents as may be requested, the Exchange
        Agent shall promptly deliver to the persons entitled thereto the Merger Consideration payable in respect of the Shares represented by the Certificates, and the Certificates shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Shares held in the treasury of the Company, by the Purchaser or any subsidiary of the Purchaser and Dissenting Shares) evidencing Shares shall, after the Effective Time, be deemed to evidence only the right to receive the Merger Consideration.

               (c) If delivery of the Merger Consideration in respect of canceled Shares is to be made to a person other than the person in whose name a surrendered Certificate or instrument is registered, it shall be a condition to such delivery or payment that the Certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or payment shall have paid any transfer and other taxes required by reason of such delivery or payment in a name other than that of the registered holder of the Certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation or the Exchange Agent that such tax either has been paid or is not payable.

               (d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. No interest shall be paid or accrue on any portion of the Merger Consideration.

               (e) Notwithstanding anything to the contrary in this Section 2.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of Shares for any amount properly paid to a public official pursuant to any applicable property, escheat or similar law.

        2.8 Taking of Necessary Action; Further Action. Parent, the Purchaser, the Merger Sub and the Company, respectively, shall use all reasonable efforts to take all such action as may be necessary or appropriate in order to effectuate the Offer and the Merger as promptly as possible and to carry out the transactions provided for herein or contemplated hereby. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of either of the Constituent Corporations or otherwise to take, and shall take, all such action.


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                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE PARENT,
                        THE PURCHASER AND THE MERGER SUB

        The Parent, the Purchaser and the Merger Sub hereby agree and represent and warrant, on a joint and several basis, to the Company as follows:

        3.1 Organization and Qualification. Each of the Parent, the Purchaser and the Merger Sub has been duly incorporated and is validly existing as a corporation and in good standing under the laws of the United Kingdom in the case of Parent and the laws of Delaware in the case of the Purchaser and Merger Sub and has the requisite corporate power to carry on its respective business as now conducted. Each of the Parent, the Purchaser and the Merger Sub is duly qualified as a foreign corporation in good standing in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, operations or financial condition of the Parent and its subsidiaries, taken as a whole. As of the date of this Agreement, the Parent, the Purchaser and the Merger Sub have no obligations or liabilities, and none of such parties are parties to any litigation, which in any case if paid or adversely determined would have a material effect on their ability to consummate the transactions contemplated by this Agreement. The Purchaser is an indirect wholly-owned subsidiary of the Parent and the Merger Sub is a wholly-owned subsidiary of the Purchaser. The Certificate or Articles of Incorporation and By-Laws of the Purchaser and the Merger Sub contain no provisions which would have a material adverse effect on the ability of either of such entities to consummate the transactions contemplated by this Agreement.

        3.2 Authority Relative to this Agreement. Each of the Parent, the Purchaser and the Merger Sub has the requisite corporate power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement by the Parent, the Purchaser and the Merger Sub and the consummation by the Parent, the Purchaser and the Merger Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of the Parent, the Purchaser and the Merger Sub, by an indirect wholly owned subsidiary of the Parent as the sole stockholder of the Purchaser, and by the Purchaser as the sole stockholder of the Merger Sub, and no other corporate proceedings on the part of the Parent or any of its subsidiaries, the Purchaser or the Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent, the Purchaser and the Merger Sub and constitutes a valid and binding obligation of each such company, enforceable in accordance with its terms. None of the Parent, the Purchaser or the Merger Sub is subject to or obligated under any provision of (a) its Certificate or Articles of Incorporation or By-Laws, or (b) any contract, indenture, instrument, or other agreement, or (c) any license, franchise or permit, or (d) any law, regulation, order, judgment or decree, which would be breached, violated or defaulted or in respect of which a right of termination or acceleration or any encumbrance on any of its assets could be created by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby, other than any such breaches,


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violations, defaults, rights of termination or acceleration, or encumbrances, which will not, individually or in the aggregate, have a material adverse effect on the ability of the Parent, the Purchaser or the Merger Sub to consummate the Offer or the Merger or any of the transactions contemplated hereby. Other than in connection with or in compliance with the provisions of the Delaware Law, the Exchange Act and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Parent, the Purchaser or the Merger Sub for the consummation by the Parent, the Purchaser and the Merger Sub of the transactions contemplated by this Agreement other than filings with such foreign jurisdictions in which subsidiaries of the Company are organized which may require filings to be made in connection with the transfer of control of such subsidiaries, and Parent, the Purchaser and the Merger Sub each agrees to make any and all such filings on or prior to the Effective Time if any of such parties are required to make such filings under applicable law.

        3.3 Offer Documents. The Offer to Purchase and related Letter of Transmittal and Schedule 14D-1 (and any amendments or supplements to the foregoing) (which together constitute the "Offer Documents") shall in all material respects conform with the requirements of the Exchange Act and the rules and regulations thereunder (except that the foregoing representation shall not apply with respect to the accuracy of information relating to the Company which has been excerpted or derived from public sources or furnished in writing by the Company specifically for inclusion in the Offer Documents). As of their respective dates, and on the date they are first published, sent or given to holders of Shares, the Offer Documents, taken as a whole, shall not contain any misstatement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. Parent and the Purchaser agree to correct the Schedule 14D-1 and the other Offer Documents if and to the extent that any of them shall become false or misleading in any material respect, and Parent and the Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable law. The information supplied by Parent for inclusion in the proxy statement to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the Merger, or the information statement to be sent to such stockholders, as appropriate, shall not, on the date the proxy statement or information statement is first mailed to stockholders, at the time of such stockholders' meeting, if any, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for such stockholders' meeting which has become false or misleading. The Company and its counsel shall be given reasonable opportunities to review and comment on the Offer Documents.

        3.4 Financing. Parent, the Purchaser and the Merger Sub have available financing in an amount sufficient to consummate the Offer and the Merger.


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        3.5 No Violation of the Margin Rules. None of the transactions contemplated by this Agreement will violate or result in the violation of
Section 7 of the Exchange Act or any regulation promulgated pursuant thereto, including, without limitation, Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.


                                    ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to the Parent, the Purchaser and the Merger Sub, except as set forth in the Disclosure Schedule which was dated and delivered to the Parent, the Purchaser and the Merger Sub on or prior to the date hereof, as follows:

        4.1 Organization and Qualification. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of Delaware. The Company is duly qualified as a foreign corporation in good standing in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the financial condition, properties, business, or results of operations of the Company or the Surviving Corporation and their respective subsidiaries, taken as a whole (a "Company Material Adverse Effect"). The Company has full corporate power and authority to own its properties and conduct its business as presently owned and conducted. The copies of the Certificate of Incorporation and By-Laws of the Company previously delivered to the Purchaser are true, correct and complete as of the date hereof.

        4.2 Subsidiaries. Each subsidiary of the Company, all of which are listed in either Exhibit 22 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Form 10-K Report") or the Disclosure Schedule, has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, is duly qualified as a foreign corporation in good standing in each jurisdiction in which the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not have a Company Material Adverse Effect, and has full power and authority to own its properties and conduct its business as presently owned and conducted. The Company owns, directly or indirectly, all of the outstanding shares of capital stock of each such subsidiary free and clear of all liens, claims. charges or encumbrances; there are no irrevocable proxies with respect to such shares; and all such shares are validly issued, fully paid and nonassessable. Except for the capital stock of such subsidiaries or otherwise as disclosed in the Form 10-K Report, the Company does not own, directly or indirectly, any investment in (a) any general partnership or joint venture or
(b) any equity or debt investment having either a fair market or face value or cost in excess of $100,000. Except as disclosed in the Disclosure Schedule, neither the Company nor any of its subsidiaries is obligated to make any payments in the form of earn-outs, deferred purchase price or other consideration in respect of the purchase price payable in connection with the acquisition of any subsidiary or business.


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        4.3 Capitalization. The authorized capital stock of the Company consists of 50,000,000 Shares and 10,000,000 shares of preferred stock, $.001 par value ("Preferred Stock"), of which 500,000 shares have been designated Series A
Junior Participating Preferred Stock (the "Series A Preferred Stock"). As of the date hereof, 14,314,078 Shares, and no shares of Preferred Stock, are issued and outstanding. All issued and outstanding Shares are duly authorized and issued, and are fully paid and nonassessable. As of the date hereof, (a) 2,231,757 shares of Common Stock are reserved for issuance pursuant to outstanding stock options and (b) approximately 165,458 shares of Series A Preferred Stock are reserved for issuance pursuant to preferred stock purchase rights (the "Rights") issued under the Rights Agreement. Section 4.3 of the Disclosure Schedule sets forth a complete and correct list of the Company's outstanding stock options, including for each the name of the option holder, the date of grant, the expiration date, the plan under which the option (or any portion thereof) was granted. Except as otherwise described in the Disclosure Schedule, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating the Company or any of its subsidiaries to issue or sell any shares of, or make any payments based on the value or appreciation of any, capital stock of the Company or any of its subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of the Company, any of its subsidiaries or any other person. The holders of outstanding Shares are not entitled to any contractual or statutory preemptive or other similar rights. Upon consummation of the Merger in accordance with the terms of this Agreement, the Purchaser will own the entire equity interest in the Company, and there will be no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of the Company or of any of its subsidiaries.

        4.4 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and unanimously authorized by the Board of Directors of the Company and, except for the approval of its stockholders (if required) as set forth in Section 6.1, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. Neither the Company nor any of its subsidiaries is subject to or obligated under any provision of (a) its Certificate or Articles of Incorporation or By-Laws, (b) except as set forth in the Disclosure Schedule, any contract, (c) any license, franchise or permit, or
(d) any law, regulation, order, judgment or decree, which would be breached or violated or in respect of which a right of termination or acceleration or any encumbrance on any of its or any of its subsidiaries' assets could be created by the Company's execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby, other than any such breaches, violations, rights or encumbrances which will not, individually or in the aggregate, have a Company Material Adverse Effect. Other than in connection with or in compliance with the provisions of the Delaware Law, the Exchange Act and the Hart-Scott-Rodino Act, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement other than filings with such foreign jurisdictions in which subsidiaries of the Company are organized which may require filings to be made in connection with the transfer of control of such subsidiaries, and the Company agrees to make any and all such filings on or prior to the Effective Time if the Company is required to make such filings under applicable law.

        4.5 Commission Filings. The Company has heretofore delivered to the Purchaser copies of the Company's (a) Form 10-K Report, (b) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 (collectively, the "Form 10-Q Reports"), and (c) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) during 1996 and 1997, in each case as filed with the Commission. The Company has heretofore made available to the Purchaser all other reports, registration statements and other documents filed by the Company with the Commission under the Exchange Act and the Securities Act. All such documents described in the first two sentences of this section are collectively referred to herein as the "Commission Filings." Except as set forth on the Disclosure Schedule, the Company has not filed any Form 8-K Reports with the Commission since January 1, 1997. The Company has timely filed all reports, registration statements and other documents required to be filed with the Commission under the rules and regulations of the Commission, and all Commission Filings complied with the requirements of the Securities Act or the Exchange Act, as the case may be. As of their respective dates, the Commission Filings (including in all cases any exhibits or schedules thereto or documents incorporated therein by reference) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        4.6 Financial Statements and Related Data. The (i) audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Form 10-K Report and the Form 10-Q Reports and (ii) consolidated financial statements as of and for the fiscal year ended December 31, 1997 (the "1997 Financial Statements") have each been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited statements, as may be permitted under Form 10-Q of the Exchange Act) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal year-end adjustments. Upon completion of the audit of the 1997 Financial Statements, the Company will provide a copy thereof to the Purchaser, which will be the same in all material respects (including footnotes) as the 1997 Financial Statements previously provided to the Purchaser, will be accompanied by an unqualified audit opinion by Deloitte & Touche LLP, the Company's independent public accountants, and will contain notes that do not include any information that is different from that provided to the Purchaser under or pursuant to this Agreement or any document referenced herein or in the Disclosure Schedule hereto to the extent that such differences, taken as a whole, reflect changes which would have a Company Material Adverse Effect (the "Audited 1997 Financial Statements").

        4.7 Absence of Certain Changes or Events. Except as contemplated by this Agreement, or reflected in any financial statement or note thereto referred to in Section 4.6 or reflected in the Disclosure Schedule, or reflected in any Commission Filing filed prior to date hereof, since December 31, 1997, there has not been (a) any change which would have a Company Material Adverse Effect; (b) any damage, destruction or loss, whether covered by insurance or not, having a Company Material Adverse Effect; (c) any entry by the Company or any subsidiary into any commitment or transaction material to the Company and its subsidiaries taken as a whole, which is not in the ordinary course of business; (d) any change by the Company in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (e) any declaration, payment or setting aside for payment of any dividends or purchase or redemption of any securities of the Company or (f) any entering into or modification of any employment or severance contract with any executive officer of the Company or any of its subsidiaries or any increase in compensation payable by the Company or any of its subsidiaries to any of their executive officers or any material increase under any bonus, pension or benefit plan.

        4.8 Litigation. Except as disclosed in the Form 10-K Report, the Form 10-Q Reports or the Disclosure Schedule, there are no claims, actions, proceedings, or investigations pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective officers, directors, employees or agents (in their capacities as such) before any court or governmental or regulatory authority or body, which if adversely determined would have (to the extent not adequately reserved against on the Company's December 31, 1997 balance sheet), individually or in the aggregate, a Company Material Adverse Effect or would materially adversely affect (i) the completion of the transactions contemplated by this Agreement or
(ii) the ability of the Purchaser or Parent through the acquisition of Shares to own or operate the business of the Company.

        4.9 Liabilities. Except as disclosed in the 1997 Financial Statements, neither the Company nor any of its subsidiaries has any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company, whether due or to become due) other than
(a) liabilities incurred since December 31, 1997 in the ordinary course of business consistent with past practice or (b) obligations and liabilities which have been incurred in the ordinary course of business pursuant to contracts and should not be reflected under generally accepted accounting principles on the 1997 Financial Statements, which in the aggregate are not material to the Company and its subsidiaries, taken as a whole.

        4.10 Environmental Matters. The Company and its subsidiaries have obtained all material permits, licenses and other authorizations which are required under applicable federal, state, local and foreign laws relating to public health and safety, worker health and safety, pollution or protection of the environment, including those relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes, except where its failure to obtain the same would not have a Company Material Adverse Effect. The Company and its subsidiaries have complied and are in compliance with all terms and conditions of any and all required permits, licenses, and authorizations, and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable federal, state, local or foreign law or any regulation, code, plan, order, decree or judgment relating to public health and safety, worker health and safety, and pollution or protection of the environment, or any notice or demand letter issued, entered, promulgated or approved thereunder, except where the failure to comply would not have a Company Material Adverse Effect. To the best knowledge of the Company, no facts, events or conditions relating to the Company's or any of its subsidiaries' past or present operations, facilities or properties interfere in any material respect with or prevent continued compliance with, or give rise to any material present or potential legal, common law or statutory liability under, any applicable law or regulation related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or related to the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste.

        4.11   Employee Benefit Plans.

               (a) Section 4.11(a) of the Disclosure Schedule hereto sets forth a list of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material employee benefit or compensation arrangements, including, without limitation, any such arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company, any subsidiary of the Company or any Company ERISA Affiliate (as defined in this Section 4.11) or with respect to which the Company, any subsidiary of the Company or any Company ERISA Affiliate has or may have any liability, contingent or otherwise (the "Company Employee Benefit Plans").

               (b) None of the Company Employee Benefit Plans is a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), and neither the Company nor any subsidiary of the Company or Company ERISA Affiliate presently maintains or has maintained such a plan.

               (c) Except as provided in Part 6 of Title I of ERISA, neither the Company nor any subsidiaries of the Company maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and neither the Company nor any of its subsidiaries have ever represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

               (d) Except as provided for in the Options described in Section
        4.3 of the Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any individual. The only severance agreements or severance policies applicable to the Company or the subsidiary of the Company in the event of a change of control of the Company are the agreements and policies specifically referred to in
        Section 4.11(d) of the Disclosure Schedule. Section 4.11(d) of the Disclosure Schedule sets forth all payments or benefits which will or may be made by the Company, Parent or any of their subsidiaries or affiliates pursuant to contracts or arrangements in effect on the date hereof with respect to any employee of the Company or any subsidiary of the Company which may be characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended.

               (e) Each Company Employee Benefit Plan that is intended to qualify under Section 401 of the Code, and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS, and, to the Company's knowledge, nothing has occurred with respect to the operation or organization of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code. No Company Employee Benefit Plan is a "defined benefit plan" within the meaning of Section 3(35) of ERISA, and neither the Company nor any subsidiary of the Company or any Company ERISA Affiliate maintains or has ever maintained such a plan.

               (f) (i) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, (ii) the Company and each of its subsidiaries have complied in all material respects with any notice, reporting and documentation requirements of ERISA and the Code, (iii) there are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Company's knowledge, threatened, in connection with the Company Employee Benefit Plans, and (iv) the Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations.

               (g) Section 4.11(g) of the Disclosure Schedule sets forth a complete list of all amounts outstanding relating to bonuses payable to employees and any obligation to pay bonuses to employees relating to the Company's performance, the employee's performance or the transactions contemplated hereby.

               (h) All compensation attributable to outstanding Options constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

        For purposes of this Agreement, "Company ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or a member of an "affiliated service group" with the Company within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of
Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

        4.12 Labor Matters. (i) There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its subsidiaries and any group of their respective employees; (ii) neither the Company nor, to the knowledge of the Company, any of its subsidiaries, is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries nor does the Company know of any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any of its subsidiaries has breached or otherwise failed to comply with any provision of any such agreement or contract and there are no grievances outstanding against any such parties under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any of its subsidiaries before the National Labor Relations Board or any current union representation questions involving employees of the Company or any of its subsidiaries; and (v) the Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries. No consent of any union which is a party to any collective bargaining agreement with the Company is required to consummate the transactions contemplated by this Agreement.

        4.13 Offer Documents. Neither the Schedule 14D-9 nor any of the information supplied by the Company for inclusion in the Offer Documents shall, at the respective times the Schedule 14D-9, the Offer Documents or any such amendments or supplements are filed with the SEC or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. In the event that the Purchaser has not designated a majority of the members of the Company's Board of Directors pursuant to the terms of Section 1.3 hereof and a stockholder vote is required, all information supplied by the Company for inclusion in any proxy statement filed with the Commission and sent or given to stockholders pursuant to Section 6.2 hereof shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of filing with the Commission, mailing to stockholders or any meeting of stockholders. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information which is supplied in writing by Parent, the Purchaser or the Merger Sub specifically for inclusion and which is contained in any of the foregoing documents or which is excerpted or derived from public sources.

        4.14   Proprietary Rights.

               (a) The Company and its subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of the Company and its subsidiaries (collectively, the "Proprietary Rights"). All of the Proprietary Rights that are material to the conduct of the Company's business taken as a whole are owned by the Company or its subsidiaries free and clear of any and all encumbrances that would have a material adverse effect on the value of, or ability of Purchaser or Merger Sub to utilize, the item of the Proprietary Rights to which such encumbrance relates, and neither the Company nor any such subsidiary has forfeited or otherwise relinquished any Proprietary Rights which forfeiture would have a Company Material Adverse Effect. The use of the Proprietary Rights by the Company or its subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person, except where such conflict, infringement, violation, interference or appropriation would not result in a Company Material Adverse Effect. The Company has received no written notice that the use of any Proprietary Rights or trade dress by the Company or its subsidiaries conflicts with, infringes upon, violates or interferes with any rights of any other person. There are no pending claims that any of the Proprietary Rights is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has been failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Proprietary Rights that is material to the conduct of the Company's business. Neither the Company nor any of its subsidiaries is in default under the terms of any third party license or other right to use any of the Proprietary Rights which default is likely to have a Company Material Adverse Effect.

               (b) It is the Company's policy to have each employee, consultant or contractor of the Company execute a proprietary information and confidentiality agreement substantially in the form of the Company's standard forms of such agreement, and substantially all of the Company's employees, consultants and contractors have executed such an agreement. All computer software included in the Company's products (i) has been either created by employees of the Company within the scope of their employment or otherwise on a work-for-hire basis or by consultants or contractors who have created such software themselves and have assigned all right, title and interest they have in such software to the Company or (ii) is licensed to the Company pursuant to valid and binding agreements.

        4.15 Taxes. Each of the Company and its subsidiaries has filed all federal and state tax returns and reports, and all material local and foreign tax returns and reports, that it was required to file. All such tax returns and reports were correct and complete in all material respects. All taxes owed by any of the Company and its subsidiaries have been paid. Each of the Company and its subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder, or other third party. Neither the Internal Revenue Service (the "IRS") nor any other taxing authority or agency is now asserting or, to the best of the Company's knowledge, threatening to assert against the Company or any of its subsidiaries any deficiency or claim for material additional taxes or interest thereon or penalties in connection therewith. Neither the Company nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, local or foreign income tax. The accruals and reserves for taxes reflected in the balance sheet of the Company as of December 31, 1997 are adequate to cover all taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with generally accepted accounting principles. Neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Code. The Company is not, and has not been during the period specified in
Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c) of the Code.

        4.16 Brokers, Advisors. No broker, finder or investment banker (other than H&Q) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to the Purchaser and the Merger Sub a complete and correct copy of all agreements between the Company and H&Q pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

        4.17 Product Liabilities. Except as set forth in the Disclosure Schedule, there are no product warranty, product liability or similar claims pending, or to the best knowledge of the Company overtly threatened, against the Company or any of its subsidiaries.

        4.18 Related Party Transactions. Except as set forth in the Disclosure Schedule, or the SEC Reports for the year ended December 31, 1996 and for the nine months ended September 30, 1997, no current or former stockholder, director, officer or key employee of the Company or any of its subsidiaries nor any "Associate" (as defined in Rule 405 promulgated under the Securities Act) of any such person, is presently or has been, directly or indirectly through his affiliation with any other person or entity, a party to any transaction with the Company or any of its subsidiaries providing for the furnishing of services (except as an employee) by or to, or rental of real or personal property from or to, or otherwise requiring cash payments by or to any such person. In addition, except as set forth in the Disclosure Schedule or the SEC Reports, during such periods there was no relationship or transaction involving the Company or any of its subsidiaries which is described in Item 404 of Regulation S-K promulgated under the Securities Act.

        4.19 Rights Agreement. No later than 5 days from the date hereof, the Company shall have amended the Rights Agreement so that the Rights Agreement will not be applicable to this Agreement, the Offer, the announcement of the Offer, the purchase of Shares by Parent, the Purchaser or the Merger Sub pursuant to the Offer or the Merger, or any other action contemplated hereby.

                                    ARTICLE 5

                     CONDUCT OF BUSINESS PENDING THE MERGER

        5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, prior to the Effective Time, unless the Purchaser shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement:

               (a) The business of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall maintain their facilities in, the ordinary course of business and consistent with past practice.

               (b) The Company shall not directly or indirectly do or permit to occur any of the following: (i) issue, sell, pledge, dispose of or encumber (or permit any of its subsidiaries to issue, sell, pledge, dispose of or encumber) any shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any capital stock of the Company or any of its subsidiaries (other than shares issuable upon exercise of the outstanding (as of the date hereof) Options or any rights to purchase shares of Company Common Stock pursuant to the Employee Stock Purchase Plan, in each case in accordance with their respective terms in effect on the date hereof); (ii) amend or propose to amend the Certificate or Articles of Incorporation or By-Laws of it or any of its subsidiaries; (iii) split, combine or reclassify any outstanding Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Shares; (iv) redeem, purchase or acquire or offer to acquire (or permit any of its subsidiaries to redeem, purchase or acquire or offer to acquire) any Shares or other securities of the Company or any of its subsidiaries other than as contemplated by Section 2.5 hereof and other than for the repurchase by the Company, pursuant to existing agreements, of any outstanding Shares upon termination of an employment, director or consulting relationship with the Company; or (v) enter into or modify any agreement, commitment or arrangement with respect to any of the foregoing.

               (c) Neither the Company nor any of its subsidiaries shall (i) sell, pledge, lease, dispose of or encumber any material assets other than in the ordinary course of business consistent with past practice;
        (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or enterprise or material assets thereof; (iii) incur any indebtedness for borrowed money or issue any debt securities for borrowings except in the ordinary course of business and consistent with past practice; (iv) guarantee, endorse or otherwise became liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than a subsidiary of the Company or the Company) except in the ordinary course of business consistent with past practice and in amounts immaterial to the Company; or (v) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing.

               (d) Neither the Company nor any of its subsidiaries shall (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors; or (ii) in the case of employees who are not officers or directors, take any action other than in the ordinary course of business consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits in effect on the date of this Agreement.

               (e) Except as may be required by applicable law, neither the Company nor any of its subsidiaries shall adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any employee.

               (f) Except to the extent required by fiduciary obligations under applicable law as advised by counsel, the Company will not (i) call any meeting (other than any meeting contemplated by Section 6.1) of its stockholders or (ii) waive or modify any provision of, or terminate any, confidentiality or standstill agreement entered into by the Company with any person.

               (g) The Company shall use its best efforts to cause its current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

               (h) The Company (i) shall use its reasonable efforts, and cause each of its subsidiaries to use reasonable efforts, to preserve intact their respective business organizations and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it or its subsidiaries; (ii) shall confer on a regular and frequent basis with representatives of the Purchaser and the Merger Sub to report operational matters and the general status of ongoing operations; (iii) shall not take any action, and shall not permit any of its subsidiaries to take any action, which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at any time prior to the Effective Time; and (iv) shall notify the Purchaser and the Merger Sub of any emergency or other change in the normal course of its or any of its subsidiaries' business or in the operation of its or any of its subsidiaries' properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would have a Company Material Adverse Effect, or would materially adversely affect any party's ability to consummate the transactions contemplated by this Agreement.

               (i) Neither the Company nor any of its subsidiaries shall adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or reorganization.

               (j) Neither the Company nor any of its subsidiaries shall make any material tax election or settle or compromise any material federal, state, local, or foreign tax liability, except in the ordinary course of business and consistent with past practice.

               (k) Except as contemplated by Section 6.3, the Company shall not modify or accelerate the exercisability of any stock options, rights or warrants presently outstanding, and shall not amend, change or waive (or exempt any person from the effect of) the Rights Agreement, except in the exercise of its fiduciary duties by the Board of Directors as set forth in Section 6.6(b) of this Agreement or as contemplated by Section
        4.19 hereof.


                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

        6.1 Action of Stockholders. The Company shall take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and By-Laws to convene a meeting of its stockholders promptly following consummation of the Offer to consider and vote upon the Merger, if a stockholder vote is required. If a stockholders' meeting is convened, the Board of Directors shall recommend that the stockholders of the Company vote to approve the Merger. Such recommendation shall not be withdrawn or adversely modified except by resolution of the Board of Directors adopted in the exercise of applicable fiduciary duties upon the advice of counsel. In the event that proxies are to be solicited from the Company's stockholders, the Company shall, if and to the extent requested by the Purchaser, use its best efforts to solicit from stockholders of the Company proxies in favor of such approval and shall take all other reasonable action necessary or, in the opinion of the Purchaser, helpful to secure a vote or consent of stockholders in favor of the Merger, except where the Board of Directors of the Company determines not to undertake such actions and efforts in the exercise of its fiduciary duties as set forth in Section 6.6(b) hereof. At any such meeting, the Purchaser shall vote or cause to be voted all of the Shares then owned by the Purchaser or any subsidiary of the Purchaser in favor of the Merger and the Company shall vote all Shares in favor of the Merger for which proxies in the form distributed by the Company shall have been given and with respect to which no contrary direction shall have been made.

        6.2 Proxy Statement. If a stockholder vote is required, the Company and the Purchaser shall cooperate with each other and use all reasonable efforts to prepare, and the Company and the Purchaser shall file with the Commission as soon as reasonably practicable following consummation of the Offer and use their best efforts to have cleared by the Commission, a proxy statement or information statement, as appropriate, with respect to the approval of the Merger by the Company's stockholders. The information provided and to be provided by the Purchaser, the Merger Sub and the Company, respectively, for use in the proxy statement or information statement shall be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading.

        6.3    Employee Benefits and Stock Options.

               (a) Acceleration and Cancellation. The Parent, the Purchaser, the Merger Sub and the Company hereby acknowledge and agree that the Surviving Corporation shall not assume or continue any outstanding stock options under the Stock Plans, or any other stock options, or substitute any additional options for such outstanding options. On or before the Effective Time, the Company shall, consistently with the terms of the Company's benefit plans and other agreements and arrangements evidencing the issuance of options, or to the extent permissible under applicable law, accelerate the unvested portion of all outstanding stock options, warrants or other rights to acquire Shares issued under employee benefit or nonemployee compensation plans or arrangements, conditioned upon the successful completion of the Merger. In lieu of exercising such stock options or warrants, each holder thereof shall, upon surrender for cancellation of the same to the Company on or before the Effective Time, be entitled to receive from the Company, subject to applicable withholding requirements, an amount in cash equal to the excess of (a) the product of the number of Shares covered by such stock options, warrants or other rights to acquire Shares multiplied by the Merger Consideration, over (b) the product of the number of Shares covered by such stock options, warrants or other rights to acquire Shares multiplied by the per-Share exercise, purchase or conversion price payable upon exercise, purchase or conversion of the same. Any outstanding stock options that shall not have been exercised or surrendered for payment in accordance with the preceding sentence shall terminate at the Effective Time, in accordance with the terms of the Stock Plans. The Company shall use its best efforts to obtain consent to the foregoing treatment by the holders of all outstanding options listed on Section 6.3(a) of the Disclosure Schedule.

               (b) Stock Purchase Plan. The Company shall take such actions, on or before the Effective Time, as are necessary to terminate the Company's Employee Stock Purchase Plan. After such termination, employee participants in such Employee Stock Purchase Plan shall not be permitted to continue to have the Company withhold any monies for investment in such Plan and each such employee shall be permitted to elect to receive invested cash or purchase Shares in accordance with the terms of such plan.

               (c) Employment Agreements and Severance Agreements. Parent shall cause the Company to honor without modification (except to the extent the same may be modified by mutual agreement between the parties and approved by the Purchaser) all employment agreements and severance agreements in effect prior to the date hereof between the Company and any employee of the Company, all of which, the Company hereby represents and warrants, have been disclosed in writing to Parent prior to the date hereof.

        6.4 Expenses. If (a) this Agreement is terminated by the Company pursuant to Section 8.1(e)(iii) or Section 6.6(b), or (b) this Agreement is terminated by the Purchaser pursuant to Section 8.1(c) or (c) this Agreement is terminated pursuant to its terms for any reason other than a material breach of this Agreement by the Parent or the Merger Sub, and in case of this clause (c) within six months thereafter (x) a definitive agreement is entered into between the Company and any person other than the Purchaser or any affiliate of the Purchaser for the acquisition of all or substantially all the assets or a majority of the capital stock of the Company, or for a merger, consolidation or other reorganization of the Company at a price equivalent to a price per Share in excess of $24.00 or (y) any person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Purchaser or any affiliate of the Purchaser shall have acquired by way of a public tender offer beneficial ownership of 50% or more of the outstanding Shares at a price per Share in excess of $24.00, the Company shall pay to Parent upon demand (by wire transfer of immediately available federal funds to an account designated by Parent for such purpose) the amount of $12.6 million to compensate Parent, the Purchaser and the Merger Sub for taking actions to consummate this Agreement, to reimburse them for the time and expense relating thereto and for other direct and indirect costs (including lost opportunity costs) in connection with the transactions contemplated herein. The Company acknowledges that the provisions set forth in this section are an integral part of this Agreement that have been negotiated in order to induce Parent, the Purchaser and the Merger Sub to enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts referred to above, the Company shall in addition pay Parent all costs and expenses (including attorneys' fees and expenses) incurred in collecting such fees together with interest on the amount of such fees from the date such payment was required to be made until such time as payment is received by Parent at the rate of the lesser of (i) 10% per annum or (ii) the maximum rate permitted by law. Payment of such amount by the Company along with any interest, costs and expenses as may be required under this Section 6.4 shall constitute a full and complete discharge of all obligations or liabilities of the Company under this Paragraph; provided, however, that under no circumstances will the Company be liable for more than one fee payable pursuant to this Section 6.4.

        In the event of any breach of the representations and warranties contained in this Agreement by either party hereto (for purposes of this Section, the parties to this Agreement shall mean Parent, the Purchaser and the Merger Sub, on the one hand, and the Company, on the other hand), if the nonbreaching party incurs damages caused by the breaching party, the breaching party's aggregate liability for all such damages caused by all such breaches shall not exceed $12.6 million.

        6.5 Additional Agreements. Subject to the terms and conditions provided herein, each of the parties agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including but not limited to filings under the Hart-Scott-Rodino Act and submissions of information requested by governmental authorities.

        6.6    No Solicitation.

               (a) Except as provided in Section 6.6(b) below, the Company agrees that from the date hereof until the Effective Time or the termination of this Agreement, the Company will not, directly or indirectly, through any officer, director, affiliate or agent of the Company, or otherwise, solicit, initiate, or encourage any proposals or offers from any person other than Parent or its affiliates (a "third party") relating to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or engage in any sale of any equity interest in or substantial assets of the Company or any of its subsidiaries (other than pursuant to the exercise of options outstanding on the date hereof) to a third party (an "Alternative Acquisition"); nor will the Company participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person to do or seek, any Alternative Acquisition.

               (b) Notwithstanding the foregoing, in the event that (i) the Company shall receive a written proposal from a third party relating to an Alternative Acquisition (which proposal may or may not be subject to confirmatory due diligence), (ii) the Company shall have notified Parent in writing of its receipt of such proposal and (iii) the Board of Directors, upon the advice of independent counsel, reasonably believes that the failure to do so would constitute a breach of its fiduciary duties (it being understood for this purpose that the failure to respond to an Acquisition Alternative which in the judgment of the Company's Board of Directors and its financial advisor is superior, from a financial point of view, to the Company's stockholders may be deemed to be a breach of such duty), then thereafter the Company shall be entitled to negotiate and provide information to such third party. Notwithstanding the immediately preceding sentence, this Section 6.6 will not be violated and, without more, the Company shall be permitted to negotiate and provide information to any third party that provides a written proposal for an Alternative Acquisition if such written proposal indicates that the proposed Alternative Acquisition (i) is fully financed, (ii) provides for a purchase price which will be paid entirely in cash, for all outstanding Shares and at a price per Share greater than the price per Share set forth in Section 1.1 hereof and (iii) sets forth material terms which taken as a whole are no less favorable to the Company than the terms set forth in this Agreement, and the Company shall have first notified the Parent in writing of its receipt of such proposal and the terms thereof. In addition, in the event that any such proposal, including the financing thereof, has been determined by the Board of Directors of the Company based upon the written opinion of its outside financial advisors to be on terms financially superior to the Company's stockholders as compared with the Offer and the Merger (a "Bona Fide Offer"), the Company may terminate this Agreement and accept such Bona Fide Offer upon the payment to Parent of the fee provided in Section 6.4.

               (c) Notwithstanding the provisions of the sixth paragraph of the Confidentiality Agreement (the "standstill provisions"), (i) following any notification to Parent of a written proposal that permits the Company to negotiate with and furnish information to any third party in accordance with Section 6.6(b) hereof, and until any Alternative Transaction resulting from such proposal shall have either been consummated or the Company shall have received written notification that any such third party shall no longer seek to engage in an Alternative Transaction with or involving the Company, the Parent shall be entitled to propose or present to the Company any offer in response to such third party's offer, and (ii) if, from the date hereof until the Effective Time or the termination of this Agreement, any third party shall announce its intention to commence, or shall commence, any tender offer to acquire Shares, Parent and the Purchaser shall be entitled to make any public announcement or proposal, or to take any other action it or they may deem appropriate, in response to such announcement or tender offer.

        6.7 Notification of Certain Matters. Each party shall give prompt notice to the others of (a) the occurrence or failure to occur of any event, which occurrence or failure would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (b) any material failure of such party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

        6.8 Access to Information. From the date hereof to the Effective Time, the Company shall, and shall cause its subsidiaries, officers, directors, employees and agents (including lenders, attorneys and accountants) to afford the Parent and the Purchaser complete access at all reasonable times to its officers, employees, agents, properties, books and records, and shall furnish Parent and the Purchaser all financial, operating, personnel, compensation, tax and other data and information as the Purchaser, through its officers, employees or agents, may reasonably request. All of such information shall be treated as "Evaluation Material" pursuant to the terms of the Confidentiality Agreement.

        6.9 Stockholder Claims. The Company shall not settle or compromise any claim brought by any present, former or purported holder of any securities of the Company in connection with the Merger prior to the Effective Time without the prior written consent of the Purchaser.

        6.10   Indemnification.

               (a) The By-Laws of the Company as the Surviving Corporation shall contain the provisions with respect to indemnification set forth in
        Article XI of the By-Laws
        of the Company. Such provisions in the By-Laws of the Company and the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years from the date Parent, the Purchaser or the Merger Sub acquires a majority of the Shares in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

               (b) Purchaser shall cause the Surviving Corporation to use its reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the coverage provided by the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that nothing contained herein shall require the Surviving Corporation to incur any annual premium in excess of 120% of the last annual aggregate premium paid prior to the date of this Agreement for all current directors' and officers' liability insurance policies maintained by the Company which the Company represents and warrants to be $300,000 (the "Current Premium"). If such premiums for such insurance would at any time exceed 120% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation's good faith determination, provide the maximum coverage available at an annual premium equal to 120% of the Current Premium.

               (c) In the event the Company as the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, or at Parent's option, Parent, shall assume the obligations set forth in this Section
        6.10. Parent further agrees to assume the obligations set forth in this
        Section 6.10 and the obligations of the Surviving Corporation under the indemnification obligations of the Company referenced in paragraph (a) of this Section 6.10 during any period of time in which the net worth of the Surviving Corporation, without giving effect to any accounting or other changes in the Company's net worth resulting solely from the Merger, shall be less than 80% of the net worth of the Company immediately prior to the Merger by reason of dividends or distributions by the Company to the Parent or any of its affiliates.

               (d) This Section 6.10 shall survive the Effective Time, is intended to benefit the Company, the Surviving Corporation and each of the persons referred to in paragraph (a) of this Section and shall be binding on all successors and assigns of the Surviving Corporation.

        6.11 Conversion to Merger. In the event any of the conditions set forth in Annex I shall occur, the Parent, the Purchaser and the Merger Sub shall have the right to terminate the

Offer. In the event the Offer is terminated, the Parent, the Purchaser and the Merger Sub shall have the right, but not the obligation, to notify the Company that it or they desire, subject to the prior written approval of the Board of Directors of the Company, to seek the approval of the Company's stockholders for the Merger pursuant to Delaware Law. Unless the Board of Directors shall determine, upon the advice of counsel, that such actions would have a material adverse economic effect on the Company's stockholders, or that cooperation by the Company would constitute a breach of fiduciary duty by the Company's Board of Directors, the Company shall take all necessary actions, pursuant to Sections
6.1 and 6.2 hereto and otherwise, to obtain stockholder approval and to accomplish the Merger in accordance with this Agreement, except in the exercise of its fiduciary duties by the Board of Directors of the Company as set forth in
Section 6.6(b) hereof.

        6.12 Consents. The Company shall use its reasonable best efforts to obtain, without the payment of any fee or compensation without the written approval of the Parent or the Purchaser, consents to the Offer, the Merger, and the transactions contemplated by this Agreement from the other parties to the agreements listed on Section 6.12 of the Disclosure Schedule.

                                    ARTICLE 7

                                   CONDITIONS

        7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

               (a) The Merger shall have been approved and adopted by the vote of the stockholders of the Company to the extent required by Delaware Law;

               (b) All waiting, review and investigation periods (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated;

               (c) There shall have been no law, statute, rule or order, domestic or foreign, enacted or promulgated which would make consummation of the Merger illegal; and

               (d) No injunction or other order entered by a United States (state or federal) court of competent jurisdiction shall have been issued and remain in effect which would prohibit consummation of the Merger.

        7.2 Additional Conditions to Obligations of Parent, the Purchaser and the Merger Sub. The obligations of Parent, the Purchaser and the Merger Sub to effect the Merger after termination of the Offer in accordance with Section 6.11 are also subject to the following conditions:

               (a) The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects when made.

               (b) There shall not have occurred, after the date hereof, any event, condition or state of facts, which has resulted, or is reasonably likely to result, in (i) a Company Material Adverse Effect or (ii) a material adverse effect on the ability of Parent, the Purchaser or the Merger Sub to consummate the Merger.

               (c) The Company's stockholders shall have approved and adopted the Merger and this Agreement in accordance with Delaware Law.

               (d) All rights to acquire shares of the Company Common Stock as described in Section 4.3 hereof shall have been exercised, canceled or terminated prior to or concurrently with the Effective Time.

               (e) There shall not be pending or threatened any action, proceeding or investigation by any court or governmental or regulatory authority or body (i) challenging or seeking damages in connection with the Merger, (ii) seeking to require the divestiture by Parent, the Purchaser or the Company or any of their respective affiliates of shares of Company Common Stock or any business, asset or property of Parent or the Company or any of their respective affiliates, or (iii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent, or its subsidiaries to transact business with the Company or otherwise own or operate in the current manner all or any portion of the businesses or assets of the Company or its subsidiaries, which, in either case, is reasonably likely to have a Company Material Adverse Effect prior to or after the Effective Time, or to subject the Company, Parent, Purchaser, Merger Sub or any of their respective subsidiaries or any of their respective officers or directors to substantial penalties or criminal liability.


                                    ARTICLE 8

                        TERMINATION, AMENDMENT AND WAIVER

        8.1 Termination. This Agreement may be terminated at any time prior to the consummation of the Offer (or, if the Offer is terminated and thereafter Parent and the Purchaser shall seek stockholder approval of the Merger in accordance with Section 6.11 hereof (a "Subsequent Merger"), the Effective
Time):

               (a) By mutual consent of the Boards of Directors of Parent and the Company;

               (b) By either the Purchaser or the Company if the Offer shall not have been consummated on or before May 31, 1998, or a Subsequent Merger shall not have occurred by September 30, 1998; provided, however, that a party shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) if it is in material breach of its obligations under this Agreement;

               (c) By the Purchaser if the Board of Directors of the Company shall have withdrawn or adversely modified either of its recommendations referred to in Sections 1.2 and 6.1; provided, that a finding by the Board that an Alternative Acquisition may be superior from a financial point of view for purposes of Section 6.6(b) shall not be deemed a withdrawal or adverse modification of its recommendation referred to in this Section 8.1(c) unless such finding shall be stated publicly or otherwise disseminated;

               (d) By the Purchaser prior to the purchase of Shares pursuant to the Offer in the event any of the conditions to the Offer set forth in Annex I shall have occurred; or

               (e) By the Company if any of (i) the Offer shall not have been commenced substantially in accordance with Section 1.1; or (ii) the Offer shall have expired or been terminated without any Shares having been purchased thereunder; or (iii) if a tender offer for Shares is commenced by a person or entity, or the Company receives an offer for an Alternative Acquisition, any of which the Board of Directors determines, in the exercise of its fiduciary duties and subject to compliance with
        Section 6.6(b), makes necessary or advisable the termination of this Agreement; provided that the provisions of Sections 6.4 and 6.6(c) shall survive termination of the Agreement pursuant to this clause (e)(iii).

        8.2 Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the stockholders of the Company (if such approval is required), no amendment may be made which changes the amount into which each Share will be converted or effects any change which would materially and adversely affect the stockholders of the Company without the further approval of the stockholders of the Company.

        8.3 Waiver. Subject to applicable law and the provisions of this Agreement, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, or (b) waive compliance with any of the agreements of any other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. For the purposes of this Section 8, Parent, the Purchaser and the Merger Sub shall be considered to be a single party.

        8.4 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, (a) this Agreement shall become void and there shall be no liability or further obligation on the part of the Parent, the Purchaser, the Merger Sub or the Company or their respective stockholders, officers or directors, except as set forth in Section 6.4, in the last sentence of Section 1.2(c) hereof, and in Section 8.1(e) hereof, and (b) the Purchaser and the Merger Sub shall terminate the Offer, if still pending, without purchasing any Shares thereunder.

                                    ARTICLE 9

                               GENERAL PROVISIONS

        9.l Public Statements. Except as required by applicable law, neither Parent, the Purchaser or the Merger Sub, on the one hand, nor the Company, on the other hand, shall make any public announcement or statement with respect to the Offer, the Merger, this Agreement or the transactions contemplated hereby, without the approval of the Company or the Purchaser, respectively. The parties hereto agree to consult with each other prior to issuing each public announcement or statement with respect to the Offer, the Merger, this Agreement or the transactions contemplated hereby.

        9.2 Notices. All notices and other communications hereunder shall be in writing and sent by hand delivery, facsimile transmission (with confirmation of receipt), or nationally recognized overnight courier service (with proof of delivery), to the parties at the addresses set forth below (or at such other address for a party as shall be specified by like notice):

        (a)    if to Parent, the Purchaser or the Merger Sub:

                      Siebe plc
                      Saxon House
                      2-4 Victoria Street
                      Windsor, Berkshire SL4
                      England
                      Attention:   Company Secretary
                      Telephone:  44-1753-839-229
                      Facsimile:   44-1753-622-030

               with copies to:

                      Fried, Frank, Harris, Shriver & Jacobson
                      350 South Grand Avenue, 32nd Floor
                      Los Angeles, CA 90071
                      Attention:   David K. Robbins, Esq.
                      Telephone:  (213) 473-2000
                      Facsimile:   (213) 473-2222

               (b)    if to the Company:

                      Wonderware Corporation
                      100 Technology Drive
                      Irvine, CA 92618
                      Attention:   Chief Financial Officer
                      Telephone:  (714) 727-3200
                      Facsimile:   (714) 453-6509

               with copies to:

                      Wonderware Corporation
                      100 Technology Drive
                      Irvine, CA 92618
                      Attention:   General Counsel
                      Telephone:  (714) 727-3200
                      Facsimile:   (714) 453-6509


                      Cooley Godward LLP
                      4365 Executive Drive, Suite 1100
                      San Diego, CA  92121-2128
                      Attention:   D. Bradley Peck, Esq.
                      Telephone:  (619) 550-6000
                      Facsimile:   (619) 453-3555

        9.3 Interpretation. When a reference is made in this Agreement to subsidiaries of the Purchaser or the Company, the word "subsidiaries" means any "majority-owned subsidiary" (as defined in Rule 12b-2 under the Exchange Act) of the Purchaser or the Company, as the case may be; provided, however, that the Company shall in no event and at no time be considered a subsidiary of the Purchaser for purposes of this Agreement. As used herein, the term "person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

        9.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or enforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party's anticipated benefits under the Agreement.

        9.5 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein, including the Confidentiality Agreement except as expressly provided in Section 6.6(c) hereof): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof;
(b) is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise, except that the Purchaser and the Merger Sub may assign all or any portion of their rights under this Agreement to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve the Purchaser and the Merger Sub of their obligations hereunder, and except that this Agreement may be assigned by operation of law to any corporation with or into which the Purchaser may be merged; and (d) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

        9.6 Survival of Representations and Warranties. The representations and warranties of the parties set forth herein shall be deemed to be continuing as if made as of the date of any determination hereunder; provided, however, that such representations and warranties shall terminate as of the time Parent, the Purchaser or the Merger Sub acquires more than a majority of the then outstanding Shares, or upon the termination of this Agreement pursuant to
Section 8.1.

        IN WITNESS WHEREOF, Parent, the Purchaser, the Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunder duly authorized.

                                    SIEBE PLC


                                    By:   /s/ Colin P. Bonsey
                                          -------------------------------
                                          Colin P. Bonsey
                                          Director


                                    WDR ACQUISITION CORP.


                                    By:   /s/ James C. Bays
                                          -------------------------------
                                          James C. Bays
                                          President


                                    WDR SUB CORP.


                                    By:   /s/ James C. Bays
                                          -------------------------------
                                          James C. Bays
                                          President


                                    WONDERWARE CORPORATION


                                    By:   /s/ Roy H. Slavin
                                          -------------------------------
                                          Roy H. Slavin
                                          Chairman of the Board,
                                          President and Chief Executive Officer

                                     ANNEX I
                             CONDITIONS TO THE OFFER

        Notwithstanding any other provision of the Agreement and Plan of Merger (the "Agreement") or the Offer, neither the Purchaser nor the Merger Sub shall be required to commence or continue the Offer or accept for payment, purchase or pay for any Shares tendered, or may postpone the acceptance, purchase or payment for Shares, or may amend (to the extent permitted by the Agreement) or terminate the Offer (1) if the Minimum Condition is not satisfied as of the expiration of the Offer; (2) any applicable waiting period under the Hart-Scott-Rodino Act in respect of the Offer shall not have expired or been terminated prior to the expiration of the Offer (provided, however, that the Purchaser and the Merger Sub shall extend the expiration date of the Offer from time to time until May 31, 1998, if, when and as necessary to satisfy any request by the Federal Trade Commission or the United States Department of Justice for additional information under the Hart-Scott-Rodino Act) or (3) if, at any time on or after February __, 1998 and prior to the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall have occurred (each of paragraphs (a) through (h) providing a separate and independent condition to the obligations of the Purchaser and the Merger Sub pursuant to the Offer):

               (a) the Company or any subsidiary of the Company shall have authorized, recommended or proposed, or shall have announced an intention to authorize, recommend or propose, or shall have entered into an agreement or agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition or disposition of a material amount of assets or securities or any material change in its capitalization, or the Company's board of directors shall have withdrawn or adversely modified (including by amendment to the Schedule 14D-9) its favorable recommendations with respect to the Offer and the Merger, or any corporation, entity, "group" or "person" (as defined in the Exchange Act) other than Parent, the Purchaser or the Merger Sub, shall have acquired beneficial ownership of more than 50% of the outstanding Shares;

               (b) the Company or any of its subsidiaries shall have authorized, recommended or proposed, or shall have announced an intention to authorize, recommend or propose, or shall have entered into an agreement or agreement in principle with respect to, any release or relinquishment of any material contract rights not in the ordinary course of business, which release or relinquishment would have a Company Material Adverse Effect.

               (c) there shall be instituted or pending any action, litigation, proceeding, investigation or other application (hereinafter, an "Action") before any court of competent jurisdiction or other governmental entity by any governmental entity that is reasonably likely to: (i) result in a restriction or prohibition on the consummation of the transactions contemplated by the Offer or the Merger; (ii) prohibit, or impose any material limitations on Purchaser's or Merger Sub's ownership or operation of all or a material portion of their or the Company's business or assets, or to compel Purchaser or Merger Sub to dispose of or hold separate all or a material portion of Purchaser's or Merger Sub's or the Company's business or assets; (iii) make the acceptance for payment of, purchase of, or payment for, some or all of the Shares illegal or rendering Purchaser or Merger Sub unable to, or restricting or prohibiting, the ability of Purchaser or Merger Sub to accept for payment, purchase or pay for some or all of the Shares; or (iv) impose material limitations on the ability of Purchaser or Merger Sub effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company;

               (d) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed to or become applicable to the Offer or the Merger that results in any of the consequences referred to in clauses (i) through (iv) of paragraph (c) above;

               (e) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over the counter market in the United States or on the London Stock Exchange, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom, (iii) the commencement of war, armed hostilities or other military action, or other international or national calamity, having a Company Material Adverse Effect, (iv) any limitation by any governmental authority on, or any other event which might materially adversely affect, the extension of credit by banks or other lending institutions in the United States or the United Kingdom,
        (v) from the date of this Agreement through the close of business on the business day immediately prior to the date of termination or scheduled expiration of the Offer, a decline of at least 25% in the Standard & Poor's 500 Index, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

               (f) except as set forth in the SEC Reports or the Disclosure Schedule, any change shall have occurred which individually or in the aggregate had, is continuing to have, or is reasonably likely to have a Company Material Adverse Effect;

               (g) the representations and warranties of the Company in the Agreement shall not have been true and correct in all material respects when made, or the Company shall not have performed in all material respects each material covenant and complied with each material agreement to be performed and complied with by it under the Agreement; provided that if the breach of any such covenant or agreement is cured within 5 calendar days after notice by the Purchaser of its intent to terminate the Offer or if the breach shall not have a Company Material Adverse Effect or a material adverse effect on the ability of Parent or the Purchaser to consummate the Offer, the Merger, or the transactions contemplated by this Agreement, the Purchaser shall not terminate the Offer;

               (h) the Company and the Purchaser shall have reached an agreement or understanding regarding termination of the Offer or the Agreement shall have been terminated in accordance with its terms; or

               (i) all governmental consents required to be obtained in connection with the purchase of Shares pursuant to the Offer shall not have been obtained prior to expiration of the Offer or any governmental agency shall have announced an intention to seek to prohibit or interfere with the purchase of Shares pursuant to the Offer;

which, in the good faith judgment of the Purchaser, in any such case, and regardless of the circumstances giving rise to any such condition, make it inadvisable to proceed with acceptance for payment or purchase of or payment for the Shares.

        The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by the Purchaser and Parent regardless of the circumstances giving rise to such conditions, or may be waived by the Purchaser or the Merger Sub in whole at any time or in part from time to time in their sole discretion. The failure by the Purchaser or the Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.